EXHIBIT 99.8
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AT THE TRUST
Robert G. Higgins                          Investor Relations
Vice President, General Counsel            L.G. Schafran - Chairman and
                                           Interim CEO/President
312-683-5539                               312 683-5525
bhiggins@banyanreit.com                    ir@banyanreit.com



FOR IMMEDIATE RELEASE -



                      BANYAN AND DENHOLTZ AMEND CONTRACT;
                        CLOSING SCHEDULED MAY 11, 2001;
                   $1.5 MILLION EARNEST MONEY NON-REFUNDABLE

CHICAGO -- APRIL 9, 2001. Banyan Strategic Realty Trust (Nasdaq: BSRTS) announced today that it has executed a Second Amendment to the previously announced contract with Denholtz Management Corporation for the sale of all of Banyan's real estate assets. The amendment clarifies that the purchaser's initial earnest money of $1.5 million is now non-refundable and schedules the closing date for all but three properties on May 11, 2001, with an automatic extension to as late as June 11, 2001, if various lender requirements cannot be met by the earlier date. Banyan expects to receive $185.5 million in gross proceeds on the first closing date.

      Of the three remaining properties, Banyan is permitted to sell both its Riverport Property in Louisville, Kentucky and its Northlake Festival Shopping Center in Atlanta, Georgia to third parties or it may elect to "put" these properties to Denholtz at agreed upon prices any time between the first closing and January of 2002. The final property, University Square in Huntsville, Alabama, remains subject to the contract of sale with Denholtz. The closing for this property is scheduled for December 19, 2001.

      If Denholtz ultimately purchases the entire Banyan portfolio, Banyan anticipates gross proceeds of $224 million, reflecting a $2 million discount from the purchase price agreed to on January 8, 2001.

      The amendment executed on April 9, 2001, further provides that the purchaser's non-refundable earnest money deposit of $1,500,000 will be increased to $2,250,000 on the date Denholtz receives a firm commitment for financing, but not later than April 30, 2001. Following the first closing, the sum of $1 million will remain in escrow to secure Denholtz' performance under the deferred closings.

      Banyan's interim president and CEO, Larry Schafran, commenting on the Denholtz transaction, stated: "We are very pleased that we have concluded the negotiations over this amendment in an expeditious manner. We view the commitment of Denholtz, as evidenced by the substantial non-refundable earnest money deposit, as being solid. We are looking forward to the initial and subsequent closings."

      Banyan also announced that in order to avoid additional expenses and duplication of effort, the first quarter distribution to shareholders will be combined with the initial distribution of sale proceeds following the closing. Banyan explained that it has revised its forecast for liquidating distributions based on the revised closing schedule. The Trust expects to distribute a total of $6.00 - $6.10 per share from the liquidation of the Trust. The initial distribution, which is currently expected to occur within thirty days of the first closing, is anticipated to be approximately $5.00 per share inclusive of the first quarter distribution. The balance of the funds is currently expected to be distributed during the first quarter of 2002. Because of Banyan's previous adoption of a Plan of Termination and Liquidation, these distributions are treated for income tax purposes as a return of capital to the extent of each shareholder's basis in his or her stock.

BANYAN STRATEGIC REALTY TRUST
Add 1



      Banyan Strategic Realty Trust is an equity Real Estate Investment Trust (REIT) that owns primarily office and flex/industrial properties. The properties are located in certain major metropolitan areas of the Midwest and Southeastern United States, including Atlanta, Georgia and Chicago, Illinois, and smaller markets such as Huntsville, Alabama; Louisville, Kentucky; Memphis, Tennessee; and Orlando, Florida. Banyan's current portfolio consists of properties totaling 3.5 million rentable square feet. As of this date Banyan has 14,291,940 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the closing of the Denholtz transaction and other risks and uncertainties that are detailed from time to time in our reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended
December 31, 2000, filed with the Securities and Exchange Commission on March 9, 2001. Without limitation the foregoing, words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.







              SEE BANYAN'S WEBSITE AT http://www.banyanreit.com.

            For further information regarding Banyan free of charge
                 via fax, dial 1-800-PRO-INFO and enter BSRTS.




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